Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into this 26th day of February, 2004, by and between Don Klabunde (“Executive”) and INVESTools Inc. (the “Company”).

RECITALS

WHEREAS, contemporaneous with the execution of this Agreement, INVESTools Inc., SES Acquisition Corp., Service Enhancement Systems, Inc., d/b/a 360 Group (“360 Group”), Ted B. Shuel and Jamie Lynn Speas Shuel, as trustee of The Shuel Family Trust, Scott K. Waltz, individually, Ted B. Shuel, individually, and Jamie Lynn Speas Shuel, individually, are entering into a certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, this Agreement is contemplated by Section 3.10 of the Merger Agreement;

WHEREAS, in conjunction with the merger transaction, the Company will be paying to the shareholders of 360 Group approximately $5.5 million for all of its stock and substantially all of its assets, including the 360 Group’s business and its customer goodwill;

WHEREAS, as an executive of 360 Group, Executive has had access to, and gained significant knowledge about, the Confidential Information, as herein defined, relating to 360 Group’s business, including trade secrets, proprietary methods, processes, marketing information, pricing and customer information;

WHEREAS, in the course of Executive’s employment with the Company, Executive will have access to the Confidential Information, as herein defined, relating to the business of the Company;

WHEREAS, the Company would not employ Executive but for Executive’s covenants and promises contained in this Agreement; and

WHEREAS, Executive’s covenants and promises contained in this Agreement played a major role in the Company’s valuation of the purchase price for the stock and assets of 360 Group, including 360 Group’s business and customer goodwill, and the Company would not have paid as much consideration for the acquisition of 360 Group’s stock and assets, including its business and customer goodwill, in the absence of Executive’s covenants and promises contained in this Agreement.

NOW, THEREFORE, in consideration of the Company’s acquisition of 360 Group’s stock and assets, including 360 Group’s business and its customer goodwill, as well as the other mutual promises hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term of Employment.  The Company agrees to employ Executive and Executive hereby accepts such employment from the Company upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and continuing for a period of three years (unless otherwise terminated earlier in accordance with Section 5 hereof (the “Employment Period”).

2.             Nature of Duties.  Executive shall be employed as the Company’s Vice President and Chief Information Officer.  As such, Executive shall work exclusively for the Company and its wholly owned subsidiaries and shall have all of the customary powers and duties associated with that position.  Executive shall report to the Chief Executive Officer of the Company or his designee.  Executive shall also be subject to the Company’s supervisory procedures and approval practices, as are generally in effect from time-to-time.

3.             Place of Performance.  While the Executive will initially perform his duties in the San Francisco, California vicinity, he will be expected to travel extensively on Company business and may be required to relocate within the San Francisco Bay Area during the Employment Period.

4.             Compensation and Related Matters.

(a)           Base Salary.  During the first year of the Employment Period, the Company shall pay Executive a base salary at an annual rate of $180,000.00.  The Company shall pay Executive his base salary in conformity with the Company’s salary payment practices generally applicable to other similarly situated Company executives.  After the first year of the Employment Period, the Company may, in its sole discretion, adjust Executive’s base salary from time to time during the Employment Period, but in no event shall Executive’s base salary be adjusted below an annual rate of $180,000.00.

(b)           Bonuses.  During the Employment Period, Executive shall be eligible for a bonus, on an annual basis.  The amount of bonus, if any, shall be determined within the sole discretion of the Company.

(c)           Stock Options.   Subject to the Closing, as defined in Section 3.9 of the Merger Agreement, the Company shall grant Executive options to purchase 100,000 shares of the Company’s common stock at an exercise price per share equal to the price per share as of the Closing Date (as defined in Section 3.9 of the Merger Agreement), subject to the terms and conditions of the applicable stock option agreement and stock plan.

(d)           Standard Benefits.  During the Employment Period, Executive shall be entitled to participate in all employee benefit plans and programs, including paid vacations, generally available to other similarly situated Company executives.

(e)           Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs in connection with his employment hereunder.  Executive must account for those expenses in accordance with the policies and procedures established by the Company.

5.             Termination.  Executive’s employment with the Company will continue throughout the Employment Period, unless earlier terminated pursuant to any of the following provisions:

(a)           Termination by the Company for Cause.  The Company shall have the right to immediately terminate Executive’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice):

(i)            willful and material breach by Executive of any provision of this Agreement;

(ii)           any act by Executive of fraud or material dishonesty, including but not limited to stealing or falsification of Company records with respect to any aspect of the Company’s business;

(iii)          violation of material state or federal laws;

(iv)          drug or alcohol use of Executive in material violation of Company policy or that impedes Executive’s job performance or brings Executive into disrepute in the community;

(v)           failure by Executive to perform hereunder after 14 days notice of such failure and an opportunity to explain and cure such failure of performance;

(vi)          misappropriation of funds or of any corporate opportunity;

(vii)         conviction of Executive of a felony, or of a crime that the Company, in its reasonable discretion, determines involves a subject matter which may reflect negatively on the Company’s reputation or business (or a plea of nolo contendere thereto);

(viii)        acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Chief Executive Officer and/or Board of Directors of the Company in connection with any transaction entered into on behalf of the Company;

(ix)           gross negligence, material misconduct, or conduct which constitutes a breach of any fiduciary duty owed to the Company by Executive;

(x)            the failure of Executive to follow the lawful instructions or directions from the Chief Executive Officer of the Company;

(xi)           material violation of any lawful Company policy, rule, regulation or directive;

(xii)          conduct on the part of Executive, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, and Executive fails to cease such conduct immediately upon receipt of notice to cease such conduct; or

(xiii)         acceptance by Executive of employment with any other employer.

If the Company terminates Executive’s employment for Cause as defined above, the Company shall have no further obligations hereunder from and after the effective date of termination and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity and Executive gets nothing else.

(b)           Termination by the Company Without Cause.  Subject to the severance pay provision set forth in subsection (f) below, the Company shall have the right to terminate Executive without Cause for any reason at any time.

(c)           Voluntary Termination by Executive.  In the event that Executive’s employment with the Company is terminated by Executive for any reason prior to the end of the Employment Period, the Company shall have no further obligations hereunder from and after the date of such termination and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

(d)           Termination Upon Death.  In the event that Executive shall die during his employment by the Company hereunder, the Company shall pay to Executive’s estate any compensation due that would otherwise have been payable through the date of his death.

(e)           Termination Upon Disability.  In the event that Executive shall become disabled during his employment by the Company, Executive’s employment hereunder shall terminate and the Company shall provide Executive with severance payments equal to three months salary (based on Executive’s monthly salary on the date of termination).  Such severance payments shall be paid over a period of three months in accordance with the Company’s normal payroll practices and schedule.   For purposes of this Agreement, Executive shall become “disabled” if he shall become, because of illness or incapacity, unable to perform the essential functions of his job under this Agreement with or without reasonable accommodation for a continuous period of 90 days during his employment by the Company.

(f)            Severance Pay.  If the Company terminates Executive other than for Cause, death or disability, the Company shall provide Executive with severance payments equal to the lesser of (i) six month’s base salary (based on Executive’s monthly salary on the date of termination) or (ii) the balance of Executive’s base salary remaining in the Employment Period under this Agreement (the “Severance Period”).  Such severance payments shall be paid in accordance with the Company’s normal payroll practices and schedule, subject to the limitations set forth below.  In the event Executive obtains gainful employment, or is in breach of his post-employment covenants contained in Sections 6, 7, 8, and 9, at any time during the Severance Period, the Company shall be entitled to immediately cease any severance payments, the Company’s severance obligation shall terminate and expire, and the Company shall have no further obligations to Executive hereunder from and after the date of such other employment or breach and shall have all other rights and remedies available under this Agreement or any other agreement, and at law or in equity.

6.             Nondisclosure.  Executive acknowledges that during his employment by 360 Group, he acquired substantial knowledge with respect to the operations of 360 Group’s business, including Confidential Information, as defined below.  In addition, Executive acknowledges that during his employment with the Company, the Company will provide to Executive, and Executive will acquire, Confidential Information, as defined below.  During the term of this Agreement, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Chief Executive Officer of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, except in the furtherance of his job duties with the Company, any Confidential Information.  Executive shall not, at any time after his employment with the Company has ended (for whatever reason), use or divulge to any person or entity, directly or indirectly, any Confidential Information, or use any Confidential Information in subsequent employment of any nature.  As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company and its affiliates and predecessors (including 360 Group), including, but not limited to, trade secrets, information relating to financial statements, operations manuals, systems manuals, customer identities, customer profiles, customer preferences, partner or investor identities, employees, suppliers, project designs, project methods, advertising programs, advertising techniques, target markets, servicing methods, equipment, programs, strategies and information, market analyses, profit margins, pricing information, cost structure, past, current or future marketing strategies, or any other proprietary information used by the Company or its affiliates; provided however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive.  Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and that he is under a contractual and common law duty to not disclose the Confidential Information to any third party at any time.  Executive acknowledges and agrees that his non-disclosure obligation applies to all Confidential Information of 360 Group and the Company, no matter when he obtained knowledge of or access to such Confidential Information.

7.             Non-Interference or Solicitation of Employees.  Executive agrees that during his employment with the Company and for a period of two years after the termination of Executive’s employment (for whatever reason), that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including without limitation, any partner, limited partner, director, officer, shareholder or employee of any such entity or business, will request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company.

8.             Non-Interference or Solicitation of Men’s Warehouse.  Executive further agrees that during his employment with the Company and for a period of two years after the termination of Executive’s employment (for whatever reason), he shall not, directly or indirectly, as an individual, employee, agent, consultant, owner, director, partner, or in any other individual or representative capacity of any person, entity or business, solicit or accept business from, or perform services on behalf of, the Men’s Warehouse or in any way encourage it to terminate or otherwise alter its relationship with the Company.

9.             Non-Interference or Solicitation of Other Clients.  Executive agrees that during his employment with the Company and for a period of two years after the termination of Executive’s employment (for whatever reason), he shall not, directly or indirectly, as an individual, employee, agent, consultant, owner, director, partner, or in any other individual or representative capacity of any person, entity or business, solicit or accept business from, or perform services on behalf of, any current or future client of the Company or in any way encourage them to terminate or otherwise alter their relationship with the Company.

10.          Notification of Future Employment.  Executive agrees that during his employment with the Company and for a period of two years after the termination of Executive’s employment (for whatever reason), he will, within ten days after accepting any employment, advise the Company in writing of the identity of his employer.  The Company shall be entitled to serve notice upon each such employer that Executive is bound by this Agreement and the Merger Agreement and furnish each such employer with a copy of this Agreement and/or the Merger Agreement or the relevant portions thereof.

11.          Extension of Covenant.  In the event of a breach by Executive of any covenant set forth in Sections 7, 8 and 9 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

12.          Work Product.  For purposes of this Section 12, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, trademarks, trade names, patentable inventions, discoveries and other intellectual property rights in any work product that is created in connection with Executive’s work or using the Company’s materials.  In addition, all rights in any preexisting Work Product provided to the Company during Executive’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive’s “Work.”  For purposes of this Agreement, “Work” shall mean (1) any direct assignments and required performance by or for the Company, and (2) any other productive output that relates to the business of the Company and is produced during Executive’s employment by the Company.  For this purpose, Work may be considered present even after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others.  Unless otherwise approved in writing by the Chief Executive Officer or the Board of Directors of the Company, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

The Company shall own all rights in the Work Product.  To this end, all Work Product shall be considered work made for hire for the Company.  If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company.  Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.  The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Executive agrees to perform upon the request of the Company, during or after Executive’s Work or employment with the Company, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.

13.          No Exclusions.  Executive hereby represents that Executive has not heretofore created any Work Product or prepared any work which is the subject of any Work Product that Executive wishes to exclude from the provisions of Section 12 above.

14.          Return of Documents.  Executive agrees that if Executive’s relationship with the Company is terminated (for whatever reason), Executive shall not take with Executive, but will leave with the Company, all work product, Confidential Information, records, files, memoranda, reports, financial information, price lists, customer lists, supplier lists, documents and other information, in whatever form (including on computer disk), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive’s termination or at the request of the Company.  Executive acknowledges that all such items are and remain the property of the Company.

15.          Severability and Reformation.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court or arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 15.

16.          Injunctive Relief.  Executive acknowledges that the breach of any of the covenants contained herein, including, without limitation, the confidentiality covenants contained in Section 6 and the non-solicitation covenants in Sections 7, 8 and 9, will give rise to injury to the Company and will deprive the Company of the benefit of its purchase of 360 Group’s stock and assets, including 360 Group’s business and its customer goodwill.  Accordingly, the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available.  Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood.  Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.  Nothing herein shall prevent the Company from pursuing a legal and/or equitable action against Executive for any damages caused by his breach of this Agreement.  Furthermore, nothing herein shall limit the remedies available to the Company for any breach of the Merger Agreement.

17.          Headings, Gender, etc.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.

18.          Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

19.          Survival.  Executive’s termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Executive’s covenants and agreements set forth herein.

20.          Notices.  Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:	INVESTools Inc.
Attn: Lee Barba
5959 Corporate Drive, Suite LL250
Houston, Texas 77036

cc to:	Paul G. Nason, Esq.
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000 (telephone)
(214) 740-8800 (facsimile)

If to the Executive:	Don Klabunde
999 Fifth Avenue, Suite 400
San Rafael, California 94901
(415) 258-2900 (telephone)
(415) 258-2715 (facsimile)

21.          Entire Agreement.  Except as provided herein, this Agreement, including the Recitals and introductions, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.  Nothing herein shall be construed as superceding or otherwise affecting Executive’s obligations and covenants under Section 8 of his prior Employment Agreement with 360 Group, dated April 25, 2001 (“Prior Employment Agreement”).  Executive acknowledges and agrees that there is no oral or other agreement between the Company and Executive which has not been incorporated in this Agreement.  This Agreement may only be modified pursuant to Section 25 and nothing herein shall affect the parties’ obligations under the Merger Agreement.

22.          No Waiver.  The forbearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder.  No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

23.          Assignment.  No approval shall be required for the Company to assign this Agreement to any affiliate or successor in interest to the Company’s business.  Executive shall not assign his obligations under this Agreement.  Any assignment made by either party in contravention of this Section 23 shall be null and void for all purposes.

24.          Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties and their respective permitted successors and assigns.

25.          Modification.  This Agreement may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed by Chief Executive Officer of the Company.

26.          Knowledge.  Executive acknowledges that he has had the opportunity to read and review this Agreement and that he understands all of the terms of this Agreement and its importance.  Executive further acknowledges that the Company would not enter into the Merger Agreement or pay the substantial consideration for 360 Group’s stock and assets without this Agreement.  Executive recognizes and agrees that the enforcement of this Agreement is necessary and essential to ensure the preservation, continuity and value of the Company’s business, including its assets and customer goodwill, and the 360 Group’s and the Company’s Confidential Information.  Executive also recognizes and agrees that the enforcement of this Agreement is necessary to allow the Company to realize and derive all of the benefits, rights, and expectations of conducting such business and owning and protecting the Company’s business, including its stock, assets and customer goodwill, as well as its Confidential Information.  Executive acknowledges that the Company encourages Executive to consider consulting with an attorney prior to execution of this Agreement by Executive.

27.          Waiver of Rights Under Prior Employment Agreement.  In exchange for the mutual promises and consideration contained herein, Executive waives all rights to compensation, including severance pay, under the Prior Employment Agreement and any offer letter presented to Executive by 360 Group.

28.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

29.          Taxes.  The Company may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

DON KLABUNDE

/s/ Donald K. Klabunde

INVESTOOLS INC.

/s/ Lee K. Barba
Lee K. Barba, Chief Executive Officer